EXHIBIT 14

NBC Capital Corporation and National Bank of Commerce

Code of Ethics

I. INTRODUCTION

This Code of Ethics has been adopted by the Boards of Directors of NBC Capital Corporation and National Bank of Commerce. The Board believes that a financial institution is a public trust, and that the actions of our directors, officers and employees must merit the confidence of our customers and investors by complying with the highest ethical standards.

In this Code of Ethics, the term “insiders” refers to our directors, officers and employees, collectively. The term “affiliate” refers to a person’s relatives and in-laws (up to and including first cousins) and any business or other entity in which a person has an official capacity, receives fees or salary or owns an economic interest.

Governing principles

Our Company’s first responsibility is to the customers who use our products and services. In meeting their needs, everything we do must be of high quality. Our service must be prompt and accurate.

Our Company is responsible to our employees. We must respect the dignity of the men and women who work for us, and recognize their merit. They must have a sense of security in their jobs. Compensation must be fair and adequate. Employees must feel free to make suggestions and complaints. There must be equal opportunity for employment, development and advancement for those qualified. We must provide competent management, and management’s actions must be just and ethical.

We are responsible to the communities, in which we live and work, and to the world community as well. We must be good citizens – support good works and charities and bear our fair share of taxes. We must encourage civic improvements and better health and education. We must maintain in good order the property we are privileged to use, protecting the environment and natural resources.

Our final responsibility is to our stockholders. Our business must make a sound profit. We must be open to new ideas. New equipment must be purchased, new facilities provided and new products launched. Reserves must be created to provide for adverse times. When we operate according to these principles, the stockholders should realize a fair return.

Purpose of this Code of Ethics

This Code of Ethics has been adopted by the Board of Directors:

•	to ensure that our Company’s business policies and practices continue to be aligned with our ethical principles;

•	to clearly communicate ethical expectations to our employees and customers; and

•	to provide for a channel for feedback, through which people can ask questions, voice concerns and seek resolution to ethical issues.

II. ETHICAL RULES APPLICABLE TO ALL INSIDERS

General Obligations of Insiders

All employees are responsible for:

•	knowing, understanding and complying with our Company’s ethics policies;

•	contributing to a workplace environment that is conducive to upholding our Company’s ethical business policies;

•	seeking help when the proper course of action is unclear or unknown to them;

•	being sensitive to behavior by other employees that is illegal or unethical, and counseling fellow employees when they are in danger of violating our ethical business policies; and

•	reporting material violations of ethical policies to their supervisor.

Officers have a special responsibility for:

•	leading by example;

•	ensuring that all employees they supervise understand our Company’s ethical business policies;

•	stressing the need for commitment to our Company’s ethical business policies; and

•	maintaining a workplace environment that encourages discussion of ethics issues without fear of reprisal.

Permissible Insider and Affiliate Transactions

Transactions between the Bank and any insider or affiliate of any insider are permissible only if they:

1.	are legal;

2.	benefit both the insider, as a customer, and the bank;

3.	pose no ethical questions or conflicts of interest;

4.	are conducted on terms that are no more favorable to the insider than terms that are available to the general public;

5.	are negotiated at arms’ length;

6.	in the case of fees or payments to insiders in connection with the Bank’s receipt of goods or services, such payments must directly relate to, and be based solely upon, the fair value of the goods and services received, compensate the provider only for goods and services that meet legitimate needs of the Bank and be made only to service providers who have the necessary expertise to provide the services; and

7.	in the case of loans to insiders, must be made on terms consistent with Regulation O of the Federal Reserve Board.

Restrictions on Gifts Received by Insiders

Insiders are absolutely prohibited from soliciting anything of value in exchange for any business service. Insiders are also prohibited from accepting gifts, bequests or other items of value from bank customers or other persons with business dealings with the Bank unless:

1.	the item is offered based on family or personal relationship, independent of any business of the Bank;

2.	the benefit is available to the general public under the same conditions;

3.	the item would be paid for by the Bank as a reasonable business expense if it were not paid for by another party;

4.	the gift meets all requirements of any applicable regulator.

Items or benefits that may be accepted by insiders under the foregoing circumstances include the following:

1.	meals, gratuities, amenities or favors based on obvious family or personal relationships;

2.	meals, refreshments, travel arrangements, accommodations or entertainment of reasonable value (less than $150) in the course of a meeting or other occasion;

3.	loans from other banks or financial institutions, when made on customary terms for the purpose of financing proper and usual activities of insiders;

4.	advertising or promotional material of reasonable value (less than $100) including pens, pencils, note pads, key chains, calendars and similar items;

5.	discounts or rebates (including frequent flier credit and similar credits) on merchandise or services that are available to other similar customers;

6.	gifts of reasonable value (less than $100) related to commonly recognized events or occasions such as a promotion, new job, wedding, retirement, Christmas or bar or bat mitzvah; and

7.	civic, charitable, educational or religious organizational awards for recognition of service and accomplishment.

An insider who is offered or receives something of value beyond that authorized above (except for paragraph 2 above) must send a written report of such offer or receipt to the Chairman of the Audit Committee of the Board of Directors. Insiders must also disclose in writing to the Chairman of the Audit Committee all actual or potential conflicts of interest, including those that arise because of business or personal relationships with customers, suppliers, business associates or competitors of the Bank. These written disclosures will be retained in the records of the Audit Committee.

Dealing with Auditors and Bank Examiners

All insiders should deal strictly with factual information when communicating with internal and external auditors and federal bank examiners. Do not portray second-hand or third-hand information as fact when you have no first-hand knowledge of the facts. At the same time, responses to questions by auditors and examiners must be truthful, and no insider should withhold information necessary to satisfy the inquiries of auditors and examiners.

Use of Bank Assets and Personnel

Bank assets, including real and personal property, are to be used for business purposes only and may not be used by insiders for personal benefit or gain. Bank personnel are not to be used by insiders for duties or activities other than those associated with the normal conduct of the Bank’s business operations.

Insiders and their affiliates, whether acting individually or in a fiduciary capacity, are not permitted to sell or purchase assets of the Bank unless:

1.	the sale or purchase represents an arms’ length transaction; and

2.	the Chief Executive Officer, or his designee, approves the transaction.

Political Activity

Federal and state laws prohibit or restrict the Bank’s participation in certain political activities. The lawful use of Bank assets for political activities will be permitted only with the approval of the Chief Executive Officer. The Bank will make no contribution in support of, or in opposition to any political party or candidate. Normal rates and fees will be charged to any political party, candidate or political committee for services provided.

The Board of Directors discourages direct participation of its officers and employees in political campaigns (i.e., serving as campaign manager, treasurer, etc.). Such participation must be first approved by the Bank’s Chief Executive Officer.

Obligation to Hold Bank Information Confidential

Information related to the Bank’s customers or to the operations and plans of the Bank itself is privileged and must be held in the strictest confidence. Such information is to be used solely for Bank purposes and not as a basis for personal gain by an insider. Confidential information must not be transmitted to persons outside the Bank, including family members or associates. Insiders are prohibited from soliciting anything of value from anyone in exchange for confidential information of the Bank. Information learned from Bank customers must never be used in securities transactions.

Prohibition Against Insider Trading

No insider may purchase or sell common stock of NBC Capital Corporation while in possession of material, non-public information about the Bank. Likewise, no insider may purchase or sell common stock of any company when NBC Capital Corporation is involved in negotiations related to an acquisition of that company.

Use of the Internet at Work

The following activities involving email and the Internet are expressly prohibited:

•	Spamming, hacking or forwarding chain letters.

•	Viewing or downloading sexually explicit material.

•	Communications that are discriminatory, harassing, defamatory, threatening or embarrassing to the Bank.

•	Posting to a web site that is not related to your job or field that can be viewed by the general public.

There is no substitute for common courtesy and good judgment in communicating electronically. Remember that your communications can be traced back to the Bank, so they are not much different from using Bank letterhead stationery.

Restriction on Outside Interests

Officer or employees of the Bank are not to have outside interests that materially encroach on time or attention that should be devoted to banking duties, adversely affect the quality of work performed, or imply sponsorship of the Bank.

Bank officers are not permitted to engage in any other employment for salary, wages or commissions without the approval of the Bank’s Chief Executive Officer.

Special Duties Applicable to Trust Activities

Various federal regulations deal with the maintenance of separate identities of the Bank’s trust and commercial functions. The essential distinction in these functions lies in the greater responsibility assumed with trustee duties. Trust division officers and employees must administer trust assets solely in the best interest of their customers without permitting potential or actual conflicts of interests with the commercial side of the Bank to interfere. The activities of the Bank’s Trust and Financial Management Division are to comply with the division’s own internal policies which, among other issues, address conflicts of interests.

Other Restrictions

All employees of the Bank and all members of the Board of Directors or any committee of the Board or the Bank shall:

•	abstain from the approval process of any transaction if he or she may benefit directly or indirectly from the decision;

•	never accept anything of value other than bona fide salary, wages, fees or other compensation paid in the usual course of business from anyone in connection with the business of the Bank, either before or after a transaction is discussed or consummated;

•	avoid the appearance of impropriety by closely monitoring the Bank’s relationships with family members.

III. ADDITIONAL ETHICAL RULES APPLICABLE TO OFFICERS

Filing of Information

At least annually, all executive officers, directors and principal shareholders of the Company must provide the Bank with statements of their related interests as required by Regulation O of the Board of Governors of the Federal Reserve System. These statements should be updated during the year as circumstances warrant.

Additional disclosure must be submitted by any insider if the insider (or an affiliate of the insider) has any material interest in the business of a borrower, applicant, customer, vendor or supplier of the Bank.

The credit administration division of the Bank will maintain records of all extensions of credit from the Bank to insiders or affiliates of insiders. The accounting division of the Bank will maintain records of all other transactions between insiders and their affiliates and the Bank, including the amount of fees or commissions paid to or received from the Bank.

Officers of the Bank who may Transact Business with Insiders

All lending officers of the Bank may, within their lending authority, extend credit to bank insiders when done in accordance with the requirements of Regulation O and internal loan policies of the Bank. However, no lending officer may make or approve a loan to any of his or her affiliates. Non-credit transactions with insiders may be conducted by officers of the Bank who normally enter into similar transactions for similar purposes with non-insider parties.

Documentation Requirements for Insider Transactions

Transactions between the Bank or NBC Capital Corporation and any executive officer or director (or any affiliate of an executive officer or director) must be approved by the Audit Committee of the Board of Directors prior to the time that the Bank or NBC Capital Corporation enters into the transaction.

Documentation for extensions of credit to executive officers, directors and principal shareholders will comply with the requirements set forth in Regulation O and the Bank’s loan policy manual. Documentation requirements for extensions of credit to other officers and employees of the Bank will be the same as those for the general public. The credit terms and conditions offered to employees and officers of the Bank who are not covered by Regulation O will comply with loan policy.

Documentation for all other transactions with insiders will be the same as is required for similar transactions with the general public. Documentation will be sufficient to provide a clear audit trail of each transaction.

Advertising and Promotion

Officers responsible for advertising and promotion of the Bank’s products and services are responsible to insure that such activities comply with the following statement from the Bank Marketing Association’s Financial Advertising Committee on Ethics (January 1975): “A financial advertisement is ethical when it is truthful and when it contains information that the intended audience can reasonably be expected to understand in making an intelligent purchase decision. It is not necessary for a financial advertisement to contain all the facts about a service because of media physical limitations. However, any features, any terms (including price), or any purchase benefits must be presented in a manner that will not mislead by what is stated or by what is omitted.” Additionally, advertising and promotion materials must comply with applicable laws and regulations regarding disclosure.

IV.	SPECIAL ETHICAL RULES RELATED TO SENIOR EXECUTIVE OFFICERS OF THE BANK

Senior executive officers – the chief executive officer, the chief operating officer, the chief financial officer and the chief accounting officer of the Bank and NBC Capital Corporation — hold an important and elevated role in corporate governance. While members of the management team, they are uniquely capable and empowered to ensure that all stakeholders’ interests are appropriately balanced, protected and preserved. This section of the Ethical Code provides principles to which senior executive officers are expected to adhere and advocate. They embody rules regarding individual and peer responsibilities, as well as responsibilities to employees, the public and to shareholders.

All senior executive officers of the Bank will:

1.	act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;

2.	provide the Board of Directors, the Audit Committee and the Bank’s independent auditors with information that is accurate, complete, objective, relevant, timely and understandable;

3.	provide full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Bank and by NBC Capital Corporation;

4.	comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies, including all applicable banking regulations;

5.	act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated;

6.	respect the confidentiality of information acquired in the course of the senior executive officer’s work except when authorized or otherwise legally obligated to disclose, and not use confidential information acquired in the course of work at the Bank for personal advantage;

7.	share knowledge and maintain skills important and relevant to the needs of the Bank as a financial institution and of NBC Capital Corporation, as a public company; and

8.	proactively promote ethical behavior as a responsible partner among peers, in the work environment and the community.

V. REPORTING AND DEALING WITH UNETHICAL CONDUCT

Consequences of Breaches of Fiduciary Duty or Unethical Conduct

Employees who fail to abide by the requirements of this policy or the regulations and laws that govern activities of bank employees will be subject to dismissal from employment and severance of all affiliation with the Bank.

Dealing with Ethical Questions or Concerns

When you have an ethics-related question or concern, you are encouraged to discuss it with your supervisor or other bank official in the chain of command related to your job. If you are uncomfortable with this option, feel free to contact any member of the Audit Committee of the Board of Directors. The Audit Committee of the Board has established procedures for reviewing any questions you may have and for addressing any complaints you may have regarding accounting, internal accounting controls or auditing matters.

ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS

The undersigned employee, officer, director or principal shareholder of NBC Capital Corporation and National Bank of Commerce acknowledges that he or she has received a copy of the Code of Ethics of NBC Capital Corporation and National Bank of Commerce, has read the Code of Ethics and will comply with its terms and conditions. The undersigned is aware that the undersigned is encouraged to discuss ethical concerns and to report possible ethical violations to his or her superior and/or to the Chairman of the Audit Committee of the Board of Directors of NBC Capital Corporation, and that any reports will be handled confidentially, at the undersigned’s request.

Signature:

Date: